Exhibit 10.2

OMNIBUS AGREEMENT

among

DELEK US HOLDINGS, INC.,

DELEK REFINING, LTD.,

LION OIL COMPANY,

DELEK LOGISTICS PARTNERS, LP,

PALINE PIPELINE COMPANY, LLC,

SALA GATHERING SYSTEMS LLC,

MAGNOLIA PIPELINE COMPANY, LLC,

EL DORADO PIPELINE COMPANY, LLC,

DELEK CRUDE LOGISTICS, LLC,

DELEK MARKETING-BIG SANDY, LLC,

DELEK LOGISTICS OPERATING, LLC

and

DELEK LOGISTICS GP, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Delek US Holdings, Inc., a Delaware corporation (“Delek US”), on behalf of itself and the other Delek Entities (as defined herein), Delek Refining, Ltd., a Texas Limited Partnership (“Delek Refining”), Lion Oil Company, an Arkansas corporation (“Lion Oil”), Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership”), Paline Pipeline Company, LLC, a Texas limited liability company (“Paline”), SALA Gathering Systems LLC, a Texas limited liability company (“SALA”), Magnolia Pipeline Company, LLC, a Delaware limited liability company (“Magnolia”), El Dorado Pipeline Company, LLC, a Delaware limited liability company (“El Dorado”), Delek Crude Logistics, LLC, a Texas limited liability company (“Crude Logistics”), Delek Marketing-Big Sandy, LLC, a Texas limited liability company (“Marketing-Big Sandy”), Delek Logistics Operating, LLC, a Delaware limited liability company (“OpCo”), and Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain business opportunities that the Delek Entities (as defined herein) will not engage in for so long as the Partnership is an Affiliate of Delek US.

2.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

3.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).

4.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to certain operating, maintenance capital and other expenditures to be reimbursed by Delek US to the Partnership Group.

5.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

6.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to Delek US’ right of first refusal with respect to certain Assets (as defined herein).

7.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VIII, with respect to the granting of a license from Delek US to the Partnership Group and the General Partner.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” is defined in Section 7.2(a)

“Administrative Fee” is defined in Section 4.1(a).

“Affiliate” is defined in the Partnership Agreement.

“Annual Environmental Deductible” is defined in Section 3.5(a).

“Annual ROW Deductible” is defined in Section 3.5(a).

“Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.

“Board of Directors” means for any Person the board of directors or other governing body of such Person.

“Closing Date” means [            ], 2012.

“Conflicts Committee” is defined in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Delek US and certain other Delek Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” is defined in Section 3.1(a).

“Delek Entities” means Delek US and any Person controlled, directly or indirectly, by Delek US other than the General Partner or a member of the Partnership Group; and “Delek Entity” means any of the Delek Entities.

“Disposition Notice” is defined in Section 7.2(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other similar federal, state or local environmental conservation and protection laws, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First ROFR Acceptance Deadline” is defined in Section 7.2(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Identification Deadline” means [            ], 2017.

“Indemnified Party” means the Partnership Group or the Delek Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means either the Partnership Group or Delek US, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article III.

“License” is defined in Section 8.1.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” is defined in Section 8.1.

“Name” is defined in Section 8.1.

“Offer” is defined in Section 2.3(a).

“Offer Evaluation Period” is defined in Section 2.3(a).

“Offer Price” is defined in Section 7.2(a).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Change of Control” means Delek US ceases to control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Interest” is defined in the Partnership Agreement.

“Partnership Parties” means the Partnership, Paline, SALA, Magnolia, El Dorado, Crude Logistics, Marketing-Big Sandy and OpCo.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Permitted Exceptions” is defined in Section 2.2.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.

“Proposed Transaction” is defined in Section 6.2(a).

“Proposed Transferee” is defined in Section 7.2(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline and terminalling industries and (b) the standards applied or followed by Delek US or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-182631), as amended.

“Restricted Activities” is defined in Section 2.1.

“Retained Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof, owned by any of the Delek Entities as of the Closing Date that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“ROFO Asset Owner” means, with respect to a ROFO Asset, the applicable Delek Entity set forth opposite such ROFO Asset on Schedule V to this Agreement.

“ROFO Assets” means the assets listed on Schedule V to this Agreement.

“ROFO Governmental Approval Deadline” is defined in Section 6.2(c).

“ROFO Notice” is defined in Section 6.2(a).

“ROFO Period” is defined in Section 6.1(a).

“ROFO Response” is defined in Section 6.2(a).

“ROFR Assets” means any assets of the Partnership Group that serve any refinery owned, acquired or constructed by a Delek Entity, including without limitation the assets listed on Schedule VI to this Agreement.

“ROFR Governmental Approval Deadline” is defined in Section 7.2(c).

“ROFR Response” is defined in Section 7.2(a).

“Sale Assets” is defined in Section 7.2(a).

“Second ROFR Acceptance Deadline” is defined in Section 7.2(a).

“Subject Assets” is defined in Section 2.2(c).

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.

“Voting Stock” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the Board of Directors of such Person.

ARTICLE II

BUSINESS OPPORTUNITIES

2.1 Restricted Activities. Except as permitted by Section 2.2, the General Partner and Delek US shall be prohibited from, and Delek US shall cause each of the Delek Entities to refrain from, owning, operating, engaging in, acquiring, or investing in any business that owns or operates crude oil or refined products pipelines, terminals or storage facilities in the United States (“Restricted Activities”).

2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Delek Entities may engage in the following activities under the following circumstances (collectively, the “Permitted Exceptions”):

(a) the ownership and/or operation of any of the Retained Assets (including replacements or expansions of the Retained Assets);

(b) the acquisition, ownership or operation of any logistics asset, including, without limitation, any crude oil or refined products pipeline, terminal or storage facility, that is (i) acquired or constructed by a Delek Entity and (ii) within, substantially dedicated to, or an integral part of, any refinery owned, acquired or constructed by a Delek Entity;

(c) the acquisition, ownership or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Delek Entity after the date of this Agreement (excluding assets acquired or constructed pursuant to Section 2.2(b) other than those assets described on Schedule VII) (the “Subject Assets”) if:

(i) the fair market value (as determined in good faith by the Board of Directors of the Delek Entity that will own the Subject Assets) of the Subject Assets (excluding for purposes of this Section 2.2(c)(i) any Subject Assets described on Schedule VII) is less than $5.0 million at the time of such acquisition by the Delek Entity or completion of construction, as the case may be;

(ii) in the case of an acquisition or the construction of the Subject Assets (excluding for purposes of this Section 2.2(c)(ii) any Subject Assets described on Schedule VII) with a fair market value (as determined in good faith by the Board of Directors of the Delek Entity that will own the Subject Assets) equal to or greater than $5.0 million at the time of such acquisition by a Delek Entity or the completion of construction, as applicable, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership has elected not to purchase the Subject Assets; or

(iii) the Subject Assets are described on Schedule VII;

(d) the purchase and ownership of a non-controlling interest in any publicly traded entity engaged in any Restricted Activities; and

(e) the ownership of equity interests in the General Partner and the Partnership Group.

2.3 Procedures.

(a) If a Delek Entity acquires or constructs Subject Assets as described in Section 2.2(c)(ii), then not later than six months after the consummation of the acquisition or the completion of construction by such Delek Entity of the Subject Assets, as the case may be, the Delek Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3 (the “Offer”). The Offer shall set forth the terms relating to the purchase of the Subject Assets and, if any Delek Entity desires to utilize the Subject Assets, the Offer will also include the terms on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets. As soon as practicable, but in any event within 90 days after receipt by the General Partner of such written notification (the “Offer Evaluation Period”), the General Partner shall notify the Delek Entity in writing that either (i) the General Partner has elected not to cause a Partnership Group Member to purchase the Subject Assets, in which event (A) the Delek Entity shall be forever free to continue to own or operate such Subject Assets, (B) Schedule V shall automatically be amended to include such Subject Assets as ROFO Assets subject to Article VI and (C) if the Delek Entity that owns such Subject Assets is not a Party hereto, such Delek Entity shall execute a joinder agreement in the form attached hereto as Exhibit A, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the procedures outlined in the remainder of this Section 2.3 shall apply.

(b) If, within the Offer Evaluation Period, the Delek Entity and the General Partner are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Delek Entity to provide services in a manner consistent with the Offer.

(c) If, within the Offer Evaluation Period, the Delek Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Delek Entity to enable the Delek Entity to utilize the Subject Assets, the Delek Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree. The investment banking firm will determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree within 30 days of its engagement and furnish the Delek Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Delek Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Delek Entity are unable to agree, the General Partner will have the right, but not the obligation to cause the Partnership Group to purchase the Subject Assets pursuant to the Offer, as modified by the determination of the investment banking firm. If the General Partner elects to cause the Partnership Group to purchase the Subject Assets, then the Partnership Group shall purchase the Subject Assets under the terms of the Offer, as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Delek Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm.

2.4 Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, each Delek Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

2.5 Enforcement. The Delek Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Delek Entities of the covenants and agreements set forth in this Article II, and that any breach by the Delek Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Delek Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Delek Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE III

INDEMNIFICATION

3.1 Environmental Indemnification.

(a) Subject to Section 3.2 and Section 3.5, Delek US shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws;

(ii) any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from such Assets or the disposal or release of Hazardous Substances generated by operation of such Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

(iii) any event, condition or environmental matter or currently pending legal action, a true and correct summary of which is described on Schedule I attached hereto; and

(iv) any event, condition or environmental matter associated with or arising from the Retained Assets, whether occurring before or after the Closing Date;

provided, however, that with respect to any violation under Section 3.1(a)(i) or any event, condition or environmental matter included under Section 3.1(a)(ii) that is associated with the ownership or operation of the Assets, Delek US will be obligated to indemnify the Partnership Group only to the extent that such violation, event, condition or environmental matter giving rise to the claim (x) occurred in whole or in part before the Closing Date under then-applicable Environmental Laws and (y)(i) such violation, event, condition or environmental matter is set forth on Schedule II attached hereto or (ii) Delek US is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline (clauses (i) through (iv) collectively, “Covered Environmental Losses”).

(b) The Partnership Group shall indemnify, defend and hold harmless the Delek Entities from and against any Losses suffered or incurred by the Delek Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and

(ii) any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.1(b)(i) or such event, condition or environmental matter included under Section 3.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Delek US under this Article III without giving effect to the Annual Environmental Deductible.

3.2 Right of Way Indemnification. Subject to Section 3.5, Delek US shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Delek Entity immediately prior to the Closing Date as described in the Registration Statement; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Delek Entity immediately prior to the Closing Date as described in the Registration Statement; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 3.2 that does not allow any Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that Delek US is notified in writing of any of the foregoing prior to the Identification Deadline.

3.3 Additional Indemnification.

(a) In addition to and not in limitation of the indemnification provided under Sections 3.1(a) and 3.2, Delek US shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (i) events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses, which are provided for under Sections 3.1, and those Losses provided for under Section 3.2) to the extent that Delek US is notified in writing of any of the foregoing prior to [            ], 2022, (ii) any currently pending legal actions set forth on Schedule III attached hereto, (iii) events and conditions associated with the Retained Assets whether occurring before or after the Closing Date, (iv) the failure to obtain any necessary consent from the Arkansas Public Service Commission, the Louisiana Public Service Commission, the Texas Railroad Commission or the Federal Energy Regulatory Commission for the conveyance to the Partnership Group of any pipelines located in Arkansas, Louisiana and Texas, if applicable, and (v) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of the Delek Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date.

(b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Delek Entities from and against any Losses suffered or incurred by the Delek Entities by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1(a)), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

3.4 Indemnification Procedures.

(a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim.

(c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

3.5 Limitations Regarding Indemnification.

(a) Delek US shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for a Covered Environmental Loss under Section 3.1(a)(ii) until such time as the aggregate amount of all Covered Environmental Losses in such calendar year exceeds $250,000 (the “Annual Environmental Deductible”), at which time Delek US shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses under Section 3.1(a)(ii) that are in excess of the Annual Environmental Deductible that are incurred by the Partnership Group in such calendar year. Delek US shall not, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 3.2 until such time as the aggregate amount of all Losses under Section 3.2 that are in such calendar year exceeds $250,000 (the “Annual ROW Deductible”), at which time Delek US shall be obligated to indemnify the Partnership Group for all Losses under Section 3.2 in excess of the Annual ROW Deductible that are incurred by the Partnership Group in such calendar year.

(b) For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III.

(c) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(d) THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IV

CORPORATE SERVICES

4.1 General.

(a) Delek US agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner, for the Partnership Group’s benefit of all the centralized corporate services that Delek US and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule IV to this Agreement. As consideration for such services, the Partnership will pay Delek US an administrative fee (the “Administrative Fee”) of $2.7 million per year, payable in equal monthly installments on or before the tenth business day of each month, commencing in the first month following the Closing Date. The Administrative Fee for the 2012 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2012. Delek US may increase or decrease the Administrative Fee on each anniversary of the Closing Date, commencing on the second anniversary date of the Closing Date, by a percentage equal to the change in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted over the previous 12 calendar months or to reflect any increase in the cost of providing centralized corporate services to the Partnership Group due to changes in any law, rule or regulation applicable to Delek US or the Partnership Group, including any interpretation of such laws, rules or regulations. The General Partner may agree on behalf of the Partnership to increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses.

(b) At the end of each calendar year, the Partnership will have the right to submit to Delek US a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the centralized corporate services performed by Delek US and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Delek US, Delek US agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then Delek US shall promptly pay to the Partnership the amount of any reduction for that year.

(c) The Partnership Group shall reimburse Delek US for all other direct or allocated costs and expenses incurred by Delek US and its Affiliates on behalf of the Partnership Group including, but not limited to:

(i) salaries of employees of the General Partner, Delek US or its Affiliates who devote 50% or more of their business time to the business and affairs of the Partnership Group, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii) the cost of employee benefits relating to employees of the General Partner, Delek US or its Affiliates who devote 50% or more of their business time to the business and affairs of the Partnership Group, including 401(k), pension, bonuses and health insurance benefits (but excluding Delek US stock-based compensation expense), to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting their services to the Partnership Group;

(iii) any expenses incurred or payments made by Delek US or its Affiliates for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iv) all expenses and expenditures incurred by Delek US or its Affiliates, if any, as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation; and

(v) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Delek US and its Affiliates to the Partnership Group pursuant to Section 4.1(a).

Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of the General Partner, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 4.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee.

ARTICLE V

CAPITAL AND OTHER EXPENDITURES

5.1 Reimbursement of Operating, Maintenance Capital and Other Expenditures. For five years following the Closing Date, Delek US will reimburse the Partnership Group on a dollar-for-dollar basis, without duplication, for each of the following:

(a) operating expenses in excess of $500,000 in any calendar year that are incurred by the Partnership Group for inspections, maintenance and repairs to any storage tanks included as part of the Assets and that are made solely in order to comply with current minimum standards under (i) the U.S. Department of Transportation’s Pipeline Integrity Management Rule 49 CFR 195.452 and (ii) American Petroleum Institute (API) Standard 653 for Aboveground Storage Tanks;

(b) expenses in excess of $1,000,000 per event (net of insurance recoveries, if any) incurred by the Partnership Group for the clean up or repair of any condition caused by the failure of any Asset prior to the fifth anniversary of the Closing Date; provided, however, that Delek US shall not be required to reimburse the Partnership Group for any expenses in excess of $20,000,000 per event;

(c) non-discretionary maintenance capital expenditures, other than those required to comply with applicable Environmental Laws, in excess of $3,000,000 during the twelve month period ending September 30, 2013 for which reimbursement has not been made pursuant to Section 5.1(b);

(d) non-discretionary maintenance capital expenditures, other than those required to comply with applicable Environmental Laws, in excess of $3,000,000 in any calendar year beginning with calendar year 2013 incurred by the Partnership Group with respect to the Assets for which reimbursment has not been made pursuant to Section 5.1(b); and

(e) capital expenditures in connection with those certain capital projects related to the Assets and described on Schedule VIII to this Agreement.

ARTICLE VI

RIGHT OF FIRST OFFER

6.1 Right of First Offer to Purchase Certain Assets retained by Delek Entities.

(a) Each ROFO Asset Owner hereby grants to the Partnership Group a right of first offer for a period of 10 years from the Closing Date (the “ROFO Period”) on any ROFO Asset set forth next to such ROFO Asset Owner’s name on Schedule V to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than (i) to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article VI and such Affiliate assumes the obligations under this Article VI with respect to such ROFO Asset, (ii) in connection with a Transfer by the Delek Entities of the refinery with respect to which such ROFO Asset is within, substantially dedicated to or an integral part of or (iii) in connection with the foreclosure on such ROFO Asset by any lender under any credit arrangements of any Delek Entities in effect on the Closing Date) or enter into any agreement to do any of the foregoing during the ROFO Period.

(b) The Parties acknowledge that all potential Transfers of ROFO Assets pursuant to this Article VI are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the ROFO Assets; provided, however, that Delek US represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article VI with respect to any ROFO Asset.

6.2 Procedures.

(a) In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than (i) to an Affiliate as provided in Section 6.1(a), (ii) in connection with a Transfer by the Delek Entities of the refinery with respect to which such ROFO Asset is within, substantially dedicated to or an integral part of or (iii) in connection with the foreclosure on such ROFO Asset by any lender under any credit arrangements of any Delek Entities in effect on the Closing Date) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 90 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Delek Entity, the terms on which the Partnership Group Member will provide services to the Delek Entity to enable the Delek Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership Group within such 90-day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.

(b) Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the applicable Partnership Group Member within 90 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group Member will enter into an agreement with the Delek Entity setting forth the terms on which the Partnership Group Member will provide services to the Delek Entity to enable the Delek Entity to utilize the ROFO Asset. Unless otherwise agreed between the applicable Delek Entity and Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member will agree to deliver the purchase price (in cash, Partnership Interests, an interest-bearing promissory note, or any combination thereof);

(ii) the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;

(iii) the applicable ROFO Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;

(iv) the Partnership Group Member will have the right to terminate its obligation to purchase the ROFO Asset under this Article VI if the results of any searches under Section 6.2(b)(ii) or (iii) above are, in the reasonable opinion of the Partnership Group Member, unsatisfactory;

(v) the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by Delek US of the ROFO Response pursuant to Section 6.2(a);

(vi) the applicable ROFO Asset Owner and Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 6.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) neither the applicable ROFO Asset Owner nor the Partnership Group Member shall have any obligation to sell or buy the ROFO Assets if any of the consents referred to in Section 6.1(b) has not been obtained.

(c) The Partnership Group and the applicable ROFO Asset Owner shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 6.2(b)(v) (the “ROFO Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFO Governmental Approval Deadline, then such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.

(d) If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to such Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.

(e) If a Proposed Transaction with a third party is not consumated as provided in Section 6.2 within one year of, as applicable, the Partnership Group’s failure to timely deliver a ROFO Response with respect to such Proposed Transaction that is subject to a ROFO Notice, the rejection by the applicable ROFO Asset Owner of a ROFO Response with respect to such Proposed Transaction or the ROFO Governmental Approval Deadline, then, in each case, the applicable ROFO Asset Owner may not Transfer any ROFO Assets described in such ROFO Notice without complying again with the provisions of this Article VI, if and to the extent then applicable.

ARTICLE VII

RIGHT OF FIRST REFUSAL

7.1 Delek US Right of First Refusal.

(a) Each Partnership Party hereby grants to Delek US a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another Partnership Group Member) of any ROFR Asset set forth next to such Partnership Party’s name on Schedule VI. The Parties acknowledge and agree that nothing in this Article VII shall prevent or restrict the Transfer of the capital stock, equity or ownership interests or other securities of the General Partner or the Partnership.

(b) The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Article VII are subject to obtaining any and all required written consents of governmental authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets; provided, however, that the Partnership represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to Delek US pursuant to this Article VII with respect to any ROFR Asset.

7.2 Procedures.

(a) In the event a Partnership Group Member proposes to Transfer any of the ROFR Assets (other than to an Affiliate) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership shall, prior to entering into any such Acquisition Proposal, first give notice in writing to Delek US (a “Disposition Notice”) of its intention to enter into such Acquisition Proposal. The Disposition Notice shall include any material terms, conditions and details as would be necessary for Delek US to determine whether to exercise its right of first refusal with respect to the Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquiror (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Delek US to reasonably determine the fair market value of such non-cash consideration, the Partnership Group’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Partnership Group. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Delek US and the Partnership Group are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, Delek US will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to the Partnership Group within 60 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event Delek US and the Partnership Group are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, Delek US shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 7.2(a) in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by Delek US prior to the First ROFR Acceptance Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to such Sale Asset. In the event (i) Delek US’ determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by the Partnership Group in the Disposition Notice and (ii) Delek US and the Partnership Group are unable to mutually agree upon the fair market value of such non-cash consideration within 60 days after Delek US notifies the Partnership Group of its determination thereof, the Partnership Group and Delek US will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the non-cash consideration. The investment banking firm will determine the fair market value of the non-cash consideration within 30 days of its engagement and furnish Delek US and the General Partner its determination. The fees of the investment banking firm will be split equally between the Delek Entities and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the non-cash consideration, Delek US will provide a ROFR Response to the Partnership Group within 30 days after the investment banking firm has submitted its determination (the “Second ROFR Acceptance Deadline”). If no ROFR Response is delivered by Delek US prior to the Second ROFR Acceptance Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to such Sale Asset.

(b) If Delek US elects in a ROFR Response delivered prior to the applicable ROFR Acceptance Deadline to exercise its right of first refusal with respect to a Sale Asset, within 60 days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by the applicable Partnership Group Member and such Partnership Group Member shall enter into an agreement with Delek US providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between Delek US and the Partnership, the terms of the purchase and sale agreement will include the following:

(i) Delek US will agree to deliver the Offer Price in cash (unless Delek US and the Partnership Group agree that such consideration will be paid, in whole or in part, in equity securities of Delek US, an interest-bearing promissory note, or any combination thereof);

(ii) the applicable Partnership Group Member will represent that it has title to the Sale Asset that is sufficient to operate the Sale Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as Delek US may approve. If Delek US desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by Delek US;

(iii) the applicable Partnership Group Member will grant to Delek US the right, exercisable at Delek US’ risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as Delek US may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Asset or interfere with the activities of the applicable Partnership Group Member;

(iv) Delek US will have the right to terminate its obligation to purchase the Sale Asset under this Article VII if the results of any searches under Section 7.2(b)(ii) or (iii) above are, in the reasonable opinion of Delek US, unsatisfactory;

(v) the closing date for the purchase of the Sale Asset shall occur no later than 180 days following receipt by the Partnership of the ROFR Response pursuant to Section 7.2(a);

(vi) the Partnership Group Member and Delek US shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 7.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and

(viii) neither the Partnership Group nor Delek US shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 7.1(b) has not been obtained.

(c) Delek US and the Partnership Group shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 7.2(b)(v) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then Delek US shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter the Partnership Group shall be free to consummate the Transfer to the Proposed Transferree, subject to Section 7.2(d)(ii).

(d) If the Transfer to the Proposed Transferee (i) in the case of a Transfer other than a Transfer permitted under Section 7.2(c), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the applicable ROFR Acceptance Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, or (ii) in the case of a Transfer permitted under Section 7.2(c), is not consummated within the later of (A) 60 days after the ROFR Governmental Approval Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and the Partnership or member of the Partnership Group may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article VII if and to the extent then applicable.

ARTICLE VIII

LICENSE OF NAME AND MARK

8.1 Grant of License. Upon the terms and conditions set forth in this Article VIII, Delek US hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Delek” (the “Name”) and any other trademarks owned by Delek US which contain the Name (collectively, the “Marks”).

8.2 Ownership and Quality.

(a) The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Delek US both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of Delek US’ ownership of the Name and Marks or any registration thereto by Delek US. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of Delek US.

(b) The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by Delek US and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to Delek US and justifies the License.

8.3 Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 9.4.

ARTICLE IX

MISCELLANEOUS

9.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.

9.2 Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) business days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally-recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one (1) business day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to the Delek Entities:

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

c/o Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

If to the Partnership Group:

Delek Logistics Partners, LP

c/o Delek Logistics GP, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: General Counsel

Telecopy No: (615) 435-1271

Email:

with a copy, which shall not constitute notice, to:

Delek Logistics Partners, LP

c/o Delek Logistics GP, LLC

7102 Commerce Way

Brentwood, TN 37027

Attn: President

Telecopy No: (615) 435-1271

Email:

or to such other address or to such other person as either Party will have last designated by notice to the other Party.

9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

9.4 Termination of Agreement. This Agreement, other than the provisions set forth in Article III hereof, may be terminated by Delek US or the Partnership upon a Partnership Change of Control. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

9.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

9.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that (i) the Partnership may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group and (ii) Delek US may assign its rights under Article VII to any Affiliate of Delek US.

9.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

9.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

9.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

9.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

9.11 Suspension of Certain Provisions in Certain Circumstances. The provisions of Article VI and Article VII shall be of no force and effect with respect to Delek US, Delek Refining or Lion Oil, as applicable, and such Party shall have no rights or obligations under Article VI and Article VII if such Party shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this Section 9.11.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

DELEK US HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

DELEK REFINING, LTD.

By:
Name:
Title:

By:
Name:
Title:

LION OIL COMPANY

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Omnibus Agreement]

DELEK LOGISTICS PARTNERS, LP

By:	Delek Logistics GP, LLC,
its general partner

By:
Name:
Title:

By:
Name:
Title:

PALINE PIPELINE COMPANY, LLC

By:
Name:
Title:

By:
Name:
Title:

SALA GATHERING SYSTEMS LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Omnibus Agreement]

MAGNOLIA PIPELINE COMPANY, LLC

By:
Name:
Title:

By:
Name:
Title:

EL DORADO PIPELINE COMPANY, LLC

By:
Name:
Title:

By:
Name:
Title:

DELEK CRUDE LOGISTICS, LLC

By:
Name:
Title:

By:
Name:
Title:

DELEK MARKETING-BIG SANDY, LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Omnibus Agreement]

DELEK LOGISTICS OPERATING, LLC

By:
Name:
Title:

By:
Name:
Title:

DELEK LOGISTICS GP, LLC

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Omnibus Agreement]

Schedule I

Pending Environmental Litigation

(1)	McMurrian v. Lion Oil Company, Circuit Court of Union County, Arkansas, Case No. CIV-2001-213.

Schedule II

Environmental Matters

(1)	Subsurface plume at Big Sandy terminal

Schedule III

Pending Litigation

(1)	Shell Trading (US) Company v. Lion Oil Trading & Transportation, Inc., District Court of Harris County, Texas, Cause No. 2009-11659.

Schedule IV

General and Administrative Services

(1)	Executive management services of Delek employees who devote less than 50% of their business time to the business and affairs of the Partnership Group, including Delek US stock-based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance administration

Schedule V

ROFO Assets

Asset	Owner

Tyler Refinery Refined Products Terminal. Located at the Tyler refinery, this terminal consists of a truck loading rack with three loading bays supplied by pipeline from storage tanks located at the refinery. Total throughput capacity for the terminal is estimated to be approximately 76,000 bpd.

Delek Refining

Tyler Storage Tanks. Located in Tyler, Texas adjacent to the Tyler refinery, these 86 storage tanks have an aggregate active shell capacity of approximately 1.8 million barrels.	Delek Refining

El Dorado Refined Products Terminal. Located at the El Dorado refinery, this terminal consists of a truck loading rack supplied by pipeline from storage tanks located at the refinery. Total throughput capacity for the terminal is estimated to be approximately 22,000 bpd, with approximately 9,600 bpd of refined products throughput for the year ended December 31, 2011.

Lion Oil

El Dorado Storage Tanks. Located at Sandhill Station and adjacent to the El Dorado refinery, these storage tanks have an aggregate active shell capacity of approximately 2.2 million barrels.	Lion Oil

Schedule VI

ROFR Assets

Asset	Owner

Paline Pipeline. The 185-mile, 10-inch crude oil pipeline running from Longview, Texas and the Chevron-operated Beaumont terminal in Nederland, Texas and an approximately seven-mile idle pipeline from Port Neches to Port Arthur, Texas.

Paline

SALA Gathering System. The approximately 600 miles of three- to eight-inch crude oil gathering and transportation lines in southern Arkansas and northern Louisiana located primarily within a 60-mile radius of the El Dorado refinery.

SALA

Magnolia Pipeline System. The 77-mile crude oil pipeline running between a connection with ExxonMobil’s North Line pipeline near Shreveport, Louisiana and our Magnolia Station.	Magnolia

El Dorado Pipeline System. The 28-mile crude oil pipeline, the 12-inch diesel line from the El Dorado refinery to the Enterprise system and the 10-inch gasoline line from the El Dorado refinery to the Enterprise system.

El Dorado

McMurrey Pipeline System. The 65-mile pipeline system that transports crude oil from inputs between the La Gloria Station and the Tyler refinery	Crude Logistics

Nettleton Pipeline System. The 36-mile pipeline that transports crude oil from Nettleton Station to the Tyler refinery.	Crude Logistics

Big Sandy Terminal. The terminal located in Big Sandy, Texas and the eight-inch Hopewell-Big Sandy Pipeline originating at Hopewell Junction, Texas and terminating at the Big Sandy Station in Big Sandy, Texas.

Marketing-Big Sandy

Memphis Terminal. The terminal located in Memphis, Tennessee supplied by the El Dorado refinery through the Enterprise TE Products Pipeline.	OpCo

Schedule VII

Certain Delek Projects

(1)	That certain project related to AFE # [ ], which provides for the construction of a new crude oil storage tank at Delek Refining’s Tyler, Texas refinery with aggregate shell capacity of approximately 300,000 bbls.

(2)	That certain project related to AFE # [ ], which provides for the construction of two crude oil unloading racks south of the metering skid at Lion Oil’s El Dorado, Arkansas refinery. The racks are designed to receive up to 32,000 bpd of light crude oil or 10,000 bpd of heavy crude oil delivered by rail to the El Dorado refinery.

Schedule VIII

Existing Capital Projects

(1)	That certain project related to AFE # [ ], which provides for the construction of new crude oil pipeline that commences at the metering skid situated south of Tank #107 at Lion Oil’s El Dorado, Arkansas refinery and continues along the south side of Sandhill Station to its termination point at the tie-in to the Tank #192 fill line.

(2)	That certain project related to AFE # [ ], which provides for the completion of Phase IV of the reversal of the Paline Pipeline System.

(3)	That certain project related to AFE # [ ], which provides for the installation of piping and valves to enable bi-directional flow on the Nettleton Pipeline.

Exhibit A

Form of Joinder Agreement

This Joinder Agreement (this “Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with that certain Omnibus Agreement (the “Omnibus Agreement”) by and among Delek US Holdings, Inc., a Delaware corporation, on behalf of itself and the other Delek Entities, Delek Refining, Ltd., a Texas Limited Partnership, Lion Oil Company, an Arkansas corporation, Delek Logistics Partners, LP, a Delaware limited partnership, Paline Pipeline Company, LLC, a Texas limited liability company, SALA Gathering Systems LLC, a Texas limited liability company, Magnolia Pipeline Company, LLC, a Delaware limited liability company, El Dorado Pipeline Company, LLC, a Delaware limited liability company, Delek Crude Logistics, LLC, a Texas limited liability company, Delek Marketing-Big Sandy, LLC, a Texas limited liability company, Delek Logistics Operating, LLC, a Delaware limited liability company, and Delek Logistics GP, LLC, a Delaware limited liability company. Capitalized terms not defined herein shall have the meanings given to such terms in the Omnibus Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joining Party shall become a party to and “ROFO Asset Owner” under the Omnibus Agreement as of the date hereof, and (i) shall have all of the rights and obligations thereof as more fully set forth therein as if it had executed the Omnibus Agreement directly, and (ii) agrees to be bound by the terms, provisions and conditions pertaining thereto, as more fully set forth therein, as if it had executed the Omnibus Agreement directly.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date written below.

Date:	By: Name: Title: By: Name: Title: